EXHIBIT 4.5

GEORESOURCES, INC.
AMENDED AND RESTATED
2004 EMPLOYEES’ STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

Participant:

Notice:
You have been granted the following stock options of GeoResources, Inc. (the “Company”) in accordance with the terms of the GeoResources, Inc. Amended and Restated 2004 Employees’ Stock Incentive Plan, as approved by shareholders in June 2011, as amended from time to time (the “Plan”) and the attached Stock Option Agreement (the “Agreement”).

Grant:	Grant Date:
Aggregate Number of Stock Options (the “Options”):

Type of Option:	Nonqualified Stock Option (“NQSO”)		Incentive Stock Option (“ISO”)

Term:	The Options may not be exercised after		(the “Expiration Date”).

Vesting Schedule:	Options (Shares)	Vesting Date	Exercise Price Per Share

The vesting of the Options is subject to your continued service as an employee, consultant or director of the Company through such day and upon the terms of this Notice, the Plan and the Agreement.

Your signature below indicates your agreement and understanding that this Notice of Stock Option Grant (the “Notice”) is subject to all of the terms and conditions contained in the Plan and the Agreement, which includes this Notice. PLEASE BE SURE TO READ ALL OF THIS NOTICE, THE PLAN AND THE AGREEMENT, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS NOTICE.

PARTICIPANT		GEORESOURCES, INC.

By:
Name:	Name:	Frank A. Lodzinski
	Title:	Chief Executive Officer

GEORESOURCES, INC.
AMENDED AND RESTATED 2004 EMPLOYEES’ STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

1.
Grant of Stock Options.  GeoResources, Inc., a Colorado corporation (the “Company”), hereby grants to the Participant under the Plan an option (the “Option”) to purchase an aggregate number of shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth in the Notice, at each of the exercise prices per share (collectively, the “Exercise Price”) set forth in the Notice and each vesting date set forth in the Notice (collectively, the “Vesting Date”), subject to the terms, definitions and provisions of the Plan and the terms of this Stock Option Agreement (the “Agreement”). This Agreement consists of the Notice and the terms and conditions of the Plan. Unless otherwise provided herein, capitalized terms herein will have the same meanings as in the Plan or in the Notice.

2.
Designation of Option.  This Option is intended to be an Incentive Stock Option as defined in Section 422 of the Code only to the extent so designated in the Notice, and to the extent it is not so designated or to the extent this Option does not qualify as an Incentive Stock Option, it is intended to be a Nonqualified Stock Option.

Notwithstanding the above, if designated as an Incentive Stock Option, in the event that the Shares subject to this Option (and all other Incentive Stock Options granted to Participant) that first become exercisable in any calendar year have an aggregate fair market value (determined for each Share as of the date of grant of this option covering such Share) in excess of $100,000, the Shares in excess of $100,000 shall be treated as subject to a Nonqualified Stock Option.

3.	Vesting. This Option becomes exercisable on the Vesting Date as set forth on the Notice. In addition, this Option becomes exercisable in full if one of the following events occurs:

(a)
the Participant’s service as an employee, consultant or director of the Company or a subsidiary of the Company terminates because of death, total and permanent disability, or retirement at or after age 65, or

(b)	the Company is subject to a “Change in Control” (as defined in the Plan) while the Participant is an employee, consultant or director of the Company or a subsidiary of the Company.

No additional shares will become vested or exercisable after the Participant’s service as an employee, consultant or director of the Company or a subsidiary of the Company has terminated for any reason.

4.	Exercise of Option. This Option will be exercisable during its term in accordance with the Vesting Schedule set forth in the Notice as follows:

(a)	Right to Exercise.

i.	This Option may not be exercised for a fraction of a share of Common Stock.

ii.	This Option may not be exercised if the issuance of Common Stock at that time would violate any law or regulation.

iii.	In no event may this Option be exercised after the Expiration Date set forth in the Notice.

(b)
Method of Exercise. This Option, or any exercisable portion thereof, may be exercised, prior to the Expiration Date to the extent such Option is vested, solely by delivery of the Exercise Notice (attached hereto) to the Chief Executive Officer of the Company.

(c)	Payment of Exercise Price. Payment of the Exercise Price may be by any of the following, or a combination thereof, at the election of the Participant:

i.	cash or check;

ii.	common Stock already owned by the Participant for at least six months prior to the date of exercise and based on the Fair Market Value of the Common Stock on the date this Option is exercised;

iii.	irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or broker loan proceeds necessary to pay the Exercise Price;

iv.	net cashless exercise; or

v.	any combination of (i), (ii), (iii), or (iv) above.

(d)
Withholding. The Participant will not be allowed to exercise this Option unless he makes arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the Option exercise. These arrangements may include any payment method in Section 3(b) above.

(e)	No Deferral. The Participant may not defer receipt of all or any portion of the shares of Common Stock or any cash upon exercise of this Option.

5.	Termination of Option.

(a)
Term.  This Option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, set forth in the Notice. (It will expire earlier if the Participant’s service as an employee, consultant or director of the Company ceases, as described below.)

(b)
Regular Termination.  If the Participant’s service as an employee, consultant or director of the Company or a subsidiary of the Company terminates for any reason except death or total and permanent disability, then this Option will expire at the close of business at Company headquarters on the date three months after the Participant’s termination date. The Company determines when the Participant’s service terminates for this purpose.

(c)
Death.  If the Participant dies as an employee, consultant or director of the Company or a subsidiary of the Company, then this Option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

(d)
Disability.  If the Participant’s service as an employee, consultant or director of the Company or a subsidiary of the Company terminates because of the Participant’s total and permanent disability, as determined by the Committee, then this Option will expire at the close of business at Company headquarters on the date 12 months after the Participant’s termination date.

(e)
Leave of Absence.  For purposes of this Option, the Participant’s service does not terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. However, the Participant’s service terminates when the approved leave ends, unless such Participant immediately return to active work.

6.
No Effect on Employment or Service.  The Participant’s employment with the Company is on an at-will basis only, subject to the provisions of applicable law. Accordingly, subject to any written, express employment contract with the Participant, nothing in this Agreement or the Plan will confer upon the Participant any right to continue to be employed by the Company or will interfere with, or restrict in any way, the rights of the Company, which are hereby expressly reserved, to terminate the employment of the Participant at any time for any reason whatsoever, with or without good cause. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company.

7.
Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, Attn: Chief Financial Officer, 110 Cypress Station Drive, Suite 220, Houston, Texas 77090, or at such other address as the Company may hereafter designate in writing.

8.
Transfer of Option.  Prior to the death of the Participant, only the Participant may exercise this Option. This Option may not be transferred or assigned. For instance, the Participant may not sell this Option or use it as security for a loan. If the Participant attempts to do any of these things, this Option will immediately become invalid. The Participant may, however, dispose of this Option in his will or a written beneficiary designation. Such a designation must be filed with the Company on the proper form and will be recognized only if it is received at Company headquarters before the death of the Participant.

9.	Compliance with Laws and Regulations.

(a)
If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 (“Rule 144”) under the Securities Act of 1933 (the “Securities Act”), the Participant may not sell the Common Stock received upon exercise of any Options unless in compliance with Rule 144. Further, the Participant’s subsequent sale of the Common Stock received upon the exercise of this Option will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies and any other applicable securities laws. The Participant acknowledges and agrees that, prior to the sale of any Common Stock acquired hereunder, it is the Participant’s responsibility to determine whether or not such sale of such Common Stock will subject the Participant to liability under insider trading rules or other applicable Federal securities laws.

(b)
The obligation of the Company to deliver Common Stock upon exercise hereunder will be subject in all respects to (i) all applicable Federal and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee will, in its discretion, determine to be necessary or applicable. Moreover, the Company will not issue any Common Stock to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Common Stock upon any national securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company will not be required to issue any Common Stock to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

10.	Binding Agreement. This Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

11.	Plan Governs.

(a)
Except as set forth in this Section 11 and where explicitly stated in this Agreement, this Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

(b)	Section 4(e) of this Agreement will govern over Section 9.8 of the Plan.

12.
Committee Authority.  The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon the Participant, the Company and all other persons, and will be given the maximum deference permitted by law. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

13.	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

14.
Provisions Severable.  In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

15.
Entire Agreement.  This Agreement, including the Notice, and the Plan constitute the entire understanding of the parties relating to the subjects covered herein. The Participant expressly warrants that he or she is not executing the Notice in reliance on any promises, representations or inducements other than those contained herein and in the Plan.

16.
Modifications to the Agreement.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless made in writing signed by the Participant and a duly authorized officer of the Company.  All modifications of or amendments to this Agreement must either (a) comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”) or (b) not cause this Option to be subject to Section 409A of the Code if this Option is not already subject to Section 409A of the Code.

17.	Amendment, Suspension or Termination of the Plan. The Participant understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

18.	Recoupment Policy. Notwithstanding the vesting terms of this Agreement, this Option is subject to any compensatory recovery (clawback) policy in effect at the time of each Vesting Date.

19.	Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to its conflict of law provisions.

20.	Data Protection. By accepting this Option the Participant agrees and consents:

(a)
to the collection, use, processing and transfer by the Company of certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, other employee information, details of the Units granted to the Participant, and of Common Stock issued or transferred to the Participant pursuant to this Agreement (“Data”); and

(b)	to the Company transferring Data to any subsidiary or affiliate of the Company for the purposes of implementing, administering and managing this Agreement; and

(c)	to the use of such Data by any person for such purposes; and

(d)	to the transfer to and retention of such Data by third parties in connection with such purposes.

21.
Adjustments.  In the event of a stock split, a stock dividend or a similar change in the Common Stock, the number of shares covered by this Option and the Exercise Price may be adjusted pursuant to the Plan.

22.
Section 409A. This Option is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Notice or this Agreement, if at any time the Committee determines that this Option (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for this Option to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

23.
Notice of Disqualifying Disposition of ISO Shares. If this Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any shares of Common Stock acquired pursuant to the ISO on or before (i) the date two (2) years after the Grant Date, or (ii) the date one (1) year after the date of transfer to the Participant of the Common Stock, Participant will immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to additional income tax withholding by the Company on his salary or wages as a result of the compensation income recognized by Participant.

24.
Participant Acknowledgements.  The Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions hereof and thereof. The Participant has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice and fully understands all provisions of this Agreement and the Plan.

THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS OPTION WILL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE PARTICIPANT’S CONTINUED SERVICE AS AN EMPLOYEE, CONSULTANT OR DIRECTOR OF THE COMPANY (NOT THROUGH THE ACT OF BEING GRANTED THIS OPTION OR ACQUIRING COMMON STOCK HEREUNDER). THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THE NOTICE, THE AGREEMENT NOR THE PLAN WILL CONFER UPON THE PARTICIPANT ANY RIGHT WITH RESPECT TO CONTINUATION OF THE PARTICIPANT’S SERVICE AS AN EMPLOYEE, CONSULTANT OR DIRECTOR OF THE COMPANY.

AMENDED AND RESTATED
2004 EMPLOYEES’ STOCK INCENTIVE PLAN

EXERCISE NOTICE
GeoResources, Inc.
110 Cypress Station Drive, Suite 220
Houston, Texas 77090

Attention: Chief Financial Officer

1.
Exercise of Option. Effective as of today,             ,         , the undersigned (“Purchaser”) hereby elects to purchase                           shares (the “Shares”) of the Common Stock of GeoResources, Inc. (the “Company”) under and pursuant to the Amended and Restated 2004 Employees’ Stock Incentive Plan (the “Plan”) and the Stock Option Agreement dated                   (the “Agreement”). The purchase price for the Shares will be $                      , as required by the Agreement. Unless otherwise provided herein, capitalized terms herein will have the same meanings as in the Plan or the Agreement.

2.	Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares and any required tax withholding to be paid in connection with the exercise of the Option.

3.	Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Agreement and agrees to abide by and be bound by their terms and conditions.

4.
Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in the Plan.

5.
Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6.
Entire Agreement; Governing Law. The Plan and Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This Exercise Notice will be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to its conflict of law provisions.

Submitted By:		Accepted By:
PURCHASER		GEORESOURCES, INC.

By:
Name:	Name:
Title:

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